EXHIBIT 99

PRESS RELEASE

Scripps reports second quarter results

For immediate release	(NYSE: SSP)
July 24, 2007

CINCINNATI – The E. W. Scripps Company today reported second-quarter operating results, including improved revenue and segment profit at its national lifestyle television networks.

On a consolidated basis, the company’s second-quarter revenue was $640 million compared with $642 million during the same period a year ago.

The company’s second-quarter income from continuing operations was $97.7 million, or 59 cents per share, compared with $105 million, or 64 cents per share, during the same period a year earlier. Income from continuing operations was reduced by $5.4 million, after tax, or 3 cents a share, as a result of voluntary separation offers that were accepted by 137 eligible employees at the company’s newspapers during the second quarter of 2007. The company offered voluntary separation plans to eligible employees at a majority of its newspapers with the intent of reducing the division’s expenses over the long term.

Operating results from the company’s former television retailing subsidiary, Shop At Home, have been reclassified as discontinued operations for all periods presented in the company’s financial statements.

The company sold the Shop At Home television network in June 2006 and announced in September 2006 that it had reached an agreement to sell its five Shop At Home-affiliated broadcast television stations. The company closed on the sale of three of the stations in December 2006 and completed the sale of the remaining two stations on April 24.

The company’s net income for the second quarter, including discontinued operations, was $97.5 million, or 59 cents per share, compared with net income of $71.1 million, or 43 cents per share, during the second quarter of 2006.

At Scripps Networks, the company’s largest division that includes its popular national lifestyle television networks, second-quarter revenue grew 7.6 percent year over year to $308 million. Segment profit for the division increased 9.2 percent to $164 million for the period. (See notes to the financial tables for a definition of segment profit.)

Online revenue at Scripps Networks grew 26 percent to $19.4 million during the second quarter.

Second-quarter financial performance at Scripps Networks was favorably affected by growth in advertising sales, both on television and the Internet, and higher affiliate fee revenue. However, softness in total-day ratings among key demographics at HGTV and Food Network held back advertising revenue growth during the quarter.

Scripps Networks, which includes television and interactive brands HGTV, Food Network, DIY Network, Fine Living and Great American Country, accounted for 48 percent of the company’s consolidated revenue during the second quarter.

Improved results at Scripps Networks were offset by lower advertising sales and referral activity at the company’s other operating segments.

At Scripps newspapers, total revenue during the second quarter was $166 million vs. $182 million for the same period a year ago. Newspaper online revenue increased 25 percent year over year to $10.7 million.

Newspaper segment profit for the period was $33.2 million vs. $55.1 million last year. The $8.9 million in costs associated with the voluntary separation plans affected the division’s segment profit results in the second quarter of 2007. Excluding the one-time cost of the voluntary separation plans, total cash expenses at newspapers managed solely by the company were down 1.3 percent for the period.

In the second quarter of 2006 newspaper segment profit benefited from a $1.8 million hurricane recovery insurance settlement.

Lower local and classified advertising sales, including particularly weak real estate advertising in the company’s Florida markets, contributed to the decline in total newspaper revenue.

Second-quarter revenue at the Scripps Television Station Group was $84.5 million compared with $86.4 million during the same period a year earlier. Second quarter segment profit at the TV station group was $23.5 million vs. $26.4 million last year.

The decline in revenue and segment profit at the TV station group is attributable to the relative absence of political advertising during the quarter compared with the previous year. Political advertising during the second quarter of 2007 was $400,000 compared with $2.7 million during the prior-year period. Local advertising sales at Scripps TV stations were up slightly, while national advertising sales were down 4.0 percent.

At Scripps Interactive Media, which includes online comparison shopping services Shopzilla and uSwitch, second-quarter revenue totaled $59.0 million compared with $65.0 million last year. Segment profit for the interactive media division was $6.8 million vs. $16.5 million during the same three-month period a year earlier.

The decline in interactive media revenue is attributable to reduced online energy switching activity at uSwitch and lower referral fee revenue at Shopzilla. Segment profit for the interactive media division also was affected by expenses associated with improving the consumer experience at both Shopzilla and uSwitch, ongoing initiatives to expand both businesses internationally and diversification of uSwitch into additional service categories.

“Scripps benefited during the second quarter from solid financial performance at our lifestyle television networks and network-branded Web sites,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “Advertising and affiliate fee revenue grew during the three-month period as our networks continue to capitalize on their dominance in the shelter and food content categories. Online advertising growth at Scripps Networks was particularly strong as we move assertively to build out the interactive side of the business.

“Looking ahead at Scripps Networks, we’re seeing improvement in total-day ratings at both HGTV and Food Network as the summer season unfolds and are confident that we’re on track to achieve yet another year of double-digit revenue growth,” Lowe said.

“On a consolidated basis, second-quarter results for Scripps were negatively affected by lower advertising sales at the company’s local newspapers and broadcast television stations and a decline in referral fee revenue at our interactive media division,” Lowe said.

“At our newspapers, industry-wide weakness in local and classified advertising is persisting, prompting us to tighten expense controls while at the same time increasing our sales presence in each of our local markets,” Lowe said. “With an eye toward reducing costs for the long-term, eligible newspaper employees were offered voluntary separation plans during the second quarter. A total of 137 newspaper employees took advantage of the opportunity, resulting in a one-time expense that affected income from continuing operations. On a more positive note, online advertising sales at our newspapers continued to grow strongly during the period.

“Second-quarter revenue at the Scripps Television Station Group was down modestly compared with the same period in 2006 when we were experiencing the early stages of a record year for political advertising,” Lowe said. “Our TV stations have done a great job mining their markets for new sources of revenue while at the same time keeping a tight lid on expenses.

“At Scripps Interactive Media, referral fee revenue at Shopzilla and uSwitch was lower during the quarter in the face of changing market conditions,” Lowe said. “The competition for bidding on keywords in the search engine marketplace continued to be vigorous, having a direct impact on Shopzilla’s results. And in the U.K., the softer energy switching activity that uSwitch began experiencing during the first three months of the year continued into the second quarter.

“Our response has been to invest in both Shopzilla and uSwitch to build on the competitive advantage each has created in their respective marketplaces,” Lowe said. “We’re also investing to expand internationally and, in the case of uSwitch, diversify its product offerings.”

Here are second-quarter results by segment:

Scripps Networks

Scripps Networks advertising revenue increased 4.8 percent to $245 million. Affiliate fee revenue was $58.7 million, up 19 percent.

Programming, marketing and other expenses increased 3.5 percent to $112 million. Employee costs were up 17 percent to $36.5 million.

Scripps Networks segment profit was $164 million, up 9.2 percent from $150 million in the prior-year period.

Operating revenue at HGTV was up 7.1 percent to $152 million. HGTV now reaches about 93 million domestic subscribers, compared with 90 million at the end of the second quarter of 2006.

Food Network operating revenue increased 6.8 percent to $121 million. Food Network reaches about 93 million domestic subscribers, up from 90 million at the end of the second quarter 2006.

Revenue at DIY Network was $15.1 million, up 4.3 percent. DIY can be seen in about 45 million households, up from about 38 million a year ago.

Fine Living revenue increased 22 percent to $12.6 million. Fine Living reaches about 47 million households vs. 38 million at this time a year ago.

Revenue at Great American Country increased 40 percent to $7.1 million. Great American Country can be seen in about 48 million homes compared with 42 million a year ago.

Newspapers

Total newspaper revenue declined 8.9 percent to $166 million. Advertising revenue at newspapers managed solely by Scripps was $131 million, down 11 percent from the prior-year period.

Advertising revenue broken down by category was:

•	Local, down 14 percent to $35.3 million.

•	Classified, down 18 percent to $48.8 million.

•	National, down 9.5 percent to $8.3 million.

•	Preprint, online and other, up 4.2 percent to $38.9 million. Online revenue was $10.7 million, up 25 percent year over year.

Circulation revenue was $29.6 million, down 2.8 percent.

Newsprint expense declined 19 percent due to lower consumption and a 9.4 percent decrease in newsprint prices.

Equity in earnings from the company’s newspapers in joint operating agreements and other partnerships during the second quarter was $13.6 million vs. $11.1 million last year. Depreciation expenses related to the capital project in Denver decreased equity in earnings by $1.0 million during the quarter compared with $3.1 million in the second quarter of 2006.

Total newspaper segment profit was $33.2 million compared with $55.1 million in the prior-year period. During the second quarter 2006, newspaper segment profit was favorably affected by a $1.8 million hurricane recovery insurance settlement. During the second quarter of 2007, voluntary separation plans accepted by eligible employees reduced segment profit by about $8.9 million.

Excluding the cost of voluntary separation plans, total cash expenses for newspapers managed solely by the company were down 1.3 percent compared with the prior year.

Scripps Television Station Group

Television Station Group revenue was $84.5 million compared with $86.4 million in the year-ago period.

Revenue broken down by category was:

•	Local, up 0.3 percent to $54.2 million.

•	National, down 4.0 percent to $25.8 million.

•	Political, $400,000 compared with $2.7 million in 2006.

Cash expenses for the Television Station Group were $61.0 million, up 1.7 percent from the prior year.

TV station group segment profit was $23.5 million compared with $26.4 million in the prior-year period.

Scripps Interactive Media

Interactive Media revenue was $59.0 million for the second quarter compared with $65.0 million in the second quarter of 2006.

Segment profit at Interactive Media was $6.8 million compared with $16.5 million in the second quarter of 2006.

Licensing and Other Media

Revenue was $22.4 million compared with $22.5 million in the prior-year period.

Segment profit was $2.6 million compared with $3.1 million in the second quarter 2006.

Guidance

Based on advance advertising sales, the company currently anticipates third quarter 2007 total revenue for Scripps Networks will be up 8 to 10 percent, year over year. The company also expects Scripps Networks total revenue will be up about 10 percent for the full year. Scripps Networks total expenses are expected to increase about 8 percent in the third quarter as the company continues to invest in building viewership across all five networks and its portfolio of Web-based businesses.

Total newspaper revenue is expected to be down 5 to 8 percent over the prior year in the third quarter due primarily to weakness in classified and local advertising. Total newspaper expenses are expected to be down in the low single digits.

At the company’s broadcast television stations, the percentage decrease in total revenue is expected to be 13 to 16 percent, reflecting the absence of political advertising relative to the prior-year period.

Scripps Interactive Media, which includes Shopzilla and uSwitch, is expected to generate segment profit of about $6 million in the third quarter. For the full year, interactive media segment profit is expected to be between $30 million and $40 million.

Corporate expenses are expected to be about $15 million in the third quarter.

Third quarter earnings per share from continuing operations are expected to be between 38 and 42 cents. Earnings per share from continuing operations during the third quarter of 2006 were 48 cents.

Conference call

The senior management team at Scripps will discuss the company’s second quarter results during a telephone conference call at 10 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Shareholders,” then follow the link in the “Upcoming Events” section.

To access the conference call by telephone, dial 1-800-553-5260 (U.S.) or 1-612-332-0923 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (second quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EDT July 24 until 11:59 p.m. EDT July 31. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 877900.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2006 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

The E. W. Scripps Company (www.scripps.com) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 17 markets and the Washington-based

Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

###

Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands, except per share data)	2007	2006	Change	2007	2006	Change
Operating revenues	$640,074	$641,914	(0.3)%	$1,241,498	$1,231,643	0.8%
Costs and expenses	(443,350)	(420,949)	5.3%	(893,349)	(843,186)	5.9%
Depreciation and amortization of intangibles	(32,210)	(33,433)	(3.7)%	(66,652)	(58,781)	13.4%
Gain on formation of Colorado newspaper partnership					3,535
Gains (losses) on disposal of PP&E	(243)	(60)		(332)	(156)
Hurricane recoveries, net		1,750			1,750

Operating income	164,271	189,222	(13.2)%	281,165	334,805	(16.0)%
Interest expense	(10,729)	(15,537)	(30.9)%	(20,930)	(27,690)	(24.4)%
Equity in earnings of JOAs and other joint ventures	18,139	14,611	24.1%	25,688	25,981	(1.1)%
Miscellaneous, net	2,915	1,551	87.9%	3,761	3,130	20.2%

Income from continuing operations before income taxes and minority interests	174,596	189,847	(8.0)%	289,684	336,226	(13.8)%
Provision for income taxes	(55,917)	(65,249)	(14.3)%	(88,308)	(115,797)	(23.7)%

Income from continuing operations before minority interests	118,679	124,598	(4.8)%	201,376	220,429	(8.6)%
Minority interests	(20,988)	(19,726)	6.4%	(38,968)	(34,075)	14.4%

Income from continuing operations	97,691	104,872	(6.8)%	162,408	186,354	(12.8)%
Income (loss) from discontinued operations, net of tax	(230)	(33,728)	(99.3)%	3,537	(40,145)

Net income	$97,461	$71,144	37.0%	$165,945	$146,209	13.5%

Net income (loss) per diluted share of common stock:
Income from continuing operations	$.59	$.64		$.99	$1.13
Income (loss) from discontinued operations	.00	(.20)		.02	(.24)

Net income per diluted share of common stock	$.59	$.43		$1.01	$.89

Weighted average diluted shares outstanding	164,390	164,785		164,657	164,984

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

In the first quarter of 2006, we undertook a deliberate and careful assessment of strategic alternatives for Shop At Home which culminated in the sale of the operations of Shop At Home television network and certain assets to Jewelry Television in June 2006 for approximately $17 million in cash. Jewelry Television also assumed a number of Shop At Home’s television affiliation agreements. We also reached agreement in the third quarter of 2006 to sell the five Shop At Home-affiliated broadcast television stations for cash consideration of $170 million. On December 22, 2006, we closed the sale for the three stations located in San Francisco, CA, Canton, OH and Wilson, NC. The sale of the two remaining stations located in Lawrence, MA, and Bridgeport, CT closed on April 24, 2007.

In accordance with the provisions of Financial Accounting Standard No. (“FAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of businesses held for sale or that have ceased operations are presented as discontinued operations within our results of operations. Accordingly, these businesses have also been excluded from segment results for all periods presented.

Operating results of our discontinued operations were as follows:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2007	2006	2007	2006
Operating revenues	$213	$80,232	$1,320	$164,622

Income (loss) from discontinued operations:
Income (loss) from operations	$(142)	$(40,465)	$467	$(50,504)
Loss on divestiture	(255)	(12,054)	(255)	(12,054)

Income (loss) from discontinued operations, before tax	(397)	(52,519)	212	(62,558)
Income taxes (benefit)	(167)	(18,791)	(3,325)	(22,413)

Income (loss) from discontinued operations	$(230)	$(33,728)	$3,537	$(40,145)

The tax benefit that has been recognized in 2007 is primarily attributed to differences that were identified between our prior year tax provision and tax returns.

The loss from operations in 2006 includes $16.7 million in costs associated with the termination of long-term agreements and employee termination benefits, and a $6.2 million non-cash charge to write-down assets on the Shop At Home television network.

The loss on divestiture in 2006 represents losses on the sale of property and other assets to Jewelry Television.

2. OTHER CHARGES AND CREDITS

Net income was affected by the following:

2007 - A majority of our newspapers offered voluntary separation plans to eligible employees during 2007. In connection with the acceptance of the offer by 137 employees, we accrued severance related costs of $8.9 million in the second quarter of 2007. These costs reduced net income $5.4 million, $.03 per share.

Due to changes in a distribution agreement at our Shopzilla business, we wrote down intangible assets during the first quarter of 2007 to reflect that certain components of the contract were not continued. This resulted in a charge to amortization of $5.2 million that reduced year-to-date net income $3.3 million, $.02 per share.

In connection with the adoption of Financial Accounting Standards Board Interpretation No. 48 and the corresponding detailed review that was completed for our deferred tax balances, we identified adjustments necessary to properly record certain tax balances. These adjustments reduced the tax provision in the first quarter of 2007 increasing year-to-date net income $4.0 million, $.02 per share.

2006 - In February of 2006, we completed the formation of a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that operates certain of both companies’ newspapers in Colorado. We contributed the assets of our Boulder Daily Camera, Colorado Daily and Bloomfield Enterprise newspapers for a 50% interest in the partnership. MediaNews contributed the assets of publications they operate in Colorado. In addition, MediaNews paid us cash consideration of $20.4 million. We recognized a pre-tax gain of $3.5 million in the first quarter of 2006 upon completion of the transaction, which increased net income by $2.1 million, $.01 per share.

Certain of our Florida operations sustained hurricane damages in 2004 and 2005. In the second quarter of 2006, we reached agreements with insurance providers and other responsible third parties on certain of our property and business interruption claims and recorded insurance recoveries of $1.8 million, which increased net income by $1.1 million, $.01 per share.

3. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Scripps Networks includes national television networks, Newspapers includes daily and community newspapers, Broadcast television includes nine network affiliated stations and one independent station, Interactive media includes our online search and comparison shopping services, and Licensing and other media primarily includes syndication and licensing of news features and comics.

Our chief operating decision maker (as defined by FAS 131, “Segment Reporting”) evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of JOAs and newspaper partnerships using the equity method of accounting. Our equity in earnings of JOAs and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profit includes equity in earnings of JOAs and newspaper partnerships. Scripps Networks segment profit includes equity in earnings of joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2007	2006	Change	2007	2006	Change
Segment operating revenues:
Scripps Networks	$308,148	$286,303	7.6%	$577,627	$523,905	10.3%

Newspapers:
Newspapers managed solely by us	165,723	181,894	(8.9)%	335,474	366,096	(8.4)%
JOAs and newspaper partnerships	48	56	(14.3)%	106	104	1.9%

Total	165,771	181,950	(8.9)%	335,580	366,200	(8.4)%
Boulder prior to formation of Colorado newspaper partnership					2,189

Total newspapers	165,771	181,950	(8.9)%	335,580	368,389	(8.9)%
Broadcast television	84,539	86,445	(2.2)%	161,047	170,208	(5.4)%
Interactive media	59,022	64,965	(9.1)%	121,956	123,608	(1.3)%
Licensing and other media	22,381	22,527	(0.6)%	45,581	46,131	(1.2)%
Corporate	799	237		1,226	442
Intersegment eliminations	(586)	(513)	14.2%	(1,519)	(1,040)	46.1%

Total operating revenues	$640,074	$641,914	(0.3)%	$1,241,498	$1,231,643	0.8%

Segment profit (loss):
Scripps Networks	$164,136	$150,270	9.2%	$291,636	$256,815	13.6%

Newspapers:
Newspapers managed solely by us	29,256	52,741	(44.5)%	65,947	103,725	(36.4)%
JOAs and newspaper partnerships	3,953	2,375	66.4%	(1,091)	1,416

Total	33,209	55,116	(39.7)%	64,856	105,141	(38.3)%
Boulder prior to formation of Colorado newspaper partnership					(125)

Total newspapers	33,209	55,116	(39.7)%	64,856	105,016	(38.2)%
Broadcast television	23,496	26,417	(11.1)%	39,875	48,904	(18.5)%
Interactive media	6,757	16,463	(59.0)%	6,376	30,384	(79.0)%
Licensing and other media	2,578	3,118	(17.3)%	5,556	6,020	(7.7)%
Corporate	(15,319)	(14,058)	9.0%	(34,273)	(30,951)	10.7%
Intersegment eliminations	6			(189)

Depreciation and amortization of intangibles	(32,210)	(33,433)	(3.7)%	(66,652)	(58,781)	13.4%
Gain on formation of Colorado newspaper partnership					3,535
Gains (losses) on disposal of PP&E	(243)	(60)		(332)	(156)
Interest expense	(10,729)	(15,537)	(30.9)%	(20,930)	(27,690)	(24.4)%
Miscellaneous, net	2,915	1,551	87.9%	3,761	3,130	20.2%

Income from continuing operations before income taxes and minority interests	$174,596	$189,847	(8.0)%	$289,684	$336,226	(13.8)%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2007	2006	2007	2006
Depreciation:
Scripps Networks	$4,876	$4,230	$9,480	$7,917

Newspapers:
Newspapers managed solely by us	5,623	5,502	10,960	10,580
JOAs and newspaper partnerships	333	310	666	610

Total	5,956	5,812	11,626	11,190
Boulder prior to formation of Colorado newspaper partnership				111

Total newspapers	5,956	5,812	11,626	11,301
Broadcast television	4,119	4,507	8,442	9,132
Interactive media	5,359	3,839	8,820	6,781
Licensing and other media	121	154	235	322
Corporate	436	309	815	652

Total depreciation	$20,867	$18,851	$39,418	$36,105

Amortization of intangibles:
Scripps Networks	$815	$917	$1,621	$1,680

Newspapers:
Newspapers managed solely by us	461	344	916	441
JOAs and newspaper partnerships

Total	461	344	916	441
Boulder prior to formation of Colorado newspaper partnership				21

Total newspapers	461	344	916	462
Broadcast television	282	282	560	560
Interactive media	9,785	13,039	24,137	19,974

Total amortization of intangibles	$11,343	$14,582	$27,234	$22,676

Gains (losses) on disposal of PP&E:
Scripps Networks		$(9)	$(68)	$(94)

Newspapers:
Newspapers managed solely by us	$(33)	(39)	(41)	(35)
JOAs and newspaper partnerships	(2)	8	(1)	8

Total newspapers	(35)	(31)	(42)	(27)
Broadcast television	(12)	(20)	(26)	(35)
Interactive Media	(196)		(196)

Gains (losses) on disposal of PP&E	$(243)	$(60)	$(332)	$(156)

Gain on formation of Colorado newspaper partnership				$3,535

4. JOINT OPERATING AGREEMENTS AND NEWSPAPER PARTNERSHIPS

Three of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA maintains a separate and independent editorial operation.

In February of 2006, we formed a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado, including their editorial operations. We have a 50% interest in the partnership.

Our share of the operating profit (loss) of JOAs and newspaper partnerships are reported as “Equity in earnings of JOAs and other joint ventures” in our Results of Operations.

Financial information related to our JOAs and newspaper partnerships is as follows:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2007	2006	Change	2007	2006	Change
Equity in earnings of JOAs and newspaper partnerships:
Denver	$6,011	$3,031	98.3%	$4,154	$4,203	(1.2)%
Cincinnati	4,511	4,648	(2.9)%	8,439	9,045	(6.7)%
Albuquerque	2,559	2,840	(9.9)%	4,497	5,336	(15.7)%
Colorado	506	380	33.2%	399	555	(28.1)%
Other newspaper partnerships and joint ventures		180		(323)	146

Total equity in earnings of JOAs	13,587	11,079	22.6%	17,166	19,285	(11.0)%
Operating revenues of JOAs and newspaper partnerships	48	56	(14.3)%	106	104	1.9%

Total	$13,635	$11,135	22.5%	$17,272	$19,389	(10.9)%

In the third quarter of 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities. As a result, assets used in certain of the existing facilities were retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s depreciation expense through April of 2007. The increased depreciation resulted in a $1.0 million decrease in our equity in earnings from JOAs in the second quarter of 2007 and $3.1 million in second quarter of 2006.

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007. In July of 2007, we announced that we will cease publication of our newspapers that participate in the Cincinnati JOA at the end of the year.

5. SCRIPPS NETWORKS

Scripps Networks includes five national television networks and their affiliated Websites, Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living and Great American Country (“GAC”); and our 7.25% interest in Fox-BRV Southern Sports Holdings, which comprises the Sports South and Fox Sports Net South regional television networks. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

Revenue information for Scripps Networks is as follows:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2007	2006	Change	2007	2006	Change
Operating revenues:

HGTV	$152,198	$142,142	7.1%	$286,051	$261,501	9.4%

Food Network	120,874	113,142	6.8%	228,663	207,016	10.5%

DIY	15,117	14,492	4.3%	26,665	25,217	5.7%

Fine Living	12,574	10,312	21.9%	22,889	18,633	22.8%

Great American Country	7,089	5,077	39.6%	12,678	9,806	29.3%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: June	The E.W. Scripps Company
Report date: July 24, 2007	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

	Quarter			Year-to-date
( amounts in millions, unless otherwise noted )	2007	2006	%	2007	2006	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$244.5	$233.2	4.8%	$450.3	$420.1	7.2%
Affiliate fees, net	58.7	49.2	19.1%	116.5	97.5	19.5%
Other	4.9	3.8	29.6%	10.8	6.3	71.9%

Scripps Networks	$308.1	$286.3	7.6%	$577.6	$523.9	10.3%

Subscribers (1)
HGTV				93.3	89.9	3.8%
Food Network				93.2	89.5	4.1%
DIY				45.2	37.6	20.2%
Fine Living				47.2	38.3	23.2%
Great American Country				48.4	41.8	15.8%

NEWSPAPERS (2)
Operating Revenues
Local	$35.3	$40.9	(13.6)%	$72.3	$82.3	(12.1)%
Classified	48.8	59.8	(18.3)%	100.5	121.4	(17.2)%
National	8.3	9.2	(9.5)%	17.3	18.5	(6.6)%
Preprints, online and other	38.9	37.4	4.2%	75.5	72.9	3.6%

Newspaper advertising	131.4	147.3	(10.8)%	265.6	295.0	(10.0)%
Circulation	29.6	30.4	(2.8)%	60.5	62.7	(3.6)%
Other	4.7	4.2	12.3%	9.5	8.4	13.2%

Newspapers managed solely by us	$165.7	$181.9	(8.9)%	$335.5	$366.1	(8.4)%

BROADCAST TELEVISION
Operating Revenues
Local	$54.2	$54.1	0.3%	$102.7	$107.5	(4.4)%
National	25.8	26.9	(4.0)%	49.7	53.5	(7.1)%
Political	0.4	2.7	(83.8)%	0.7	3.7	(80.9)%
Other	4.1	2.8	47.2%	7.9	5.5	43.8%

Broadcast Television	$84.5	$86.4	(2.2)%	$161.0	$170.2	(5.4)%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of Fine Living which is not yet rated by Nielsen and represent comparable amounts estimated by us.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.